Invitae Completes Sale of Reproductive Health Assets to Natera
SAN FRANCISCO – Jan. 22, 2024 – Invitae (NYSE: NVTA), a leading medical genetics company, today announced it has completed the sale of certain reproductive health assets, which include carrier screening and non-invasive prenatal screening, to Natera (NASDAQ: NTRA).
The value of the transaction is up to $52.5 million, including cash, milestone payments and litigation credits. Natera has hired Invitae reproductive health sales representatives. In addition, Invitae will transition its non-invasive prenatal screening and carrier screening customers to Natera.
"Today’s announcement further helps us streamline operations and focus our resources on our strengths of clinical germline genetic information and superior variant interpretation in support of millions of oncology and rare disease patients,” said Ken Knight, president and chief executive officer of Invitae.
This transaction will aid Invitae’s efforts to significantly reduce operating expenses. The Company anticipates annualized operating expense cash savings of approximately $44 million from the sale, excluding one-time severance related payments.
About Invitae
Invitae (NYSE: NVTA) is a leading medical genetics company trusted by millions of patients and their providers to deliver timely genetic information using digital technology. We aim to provide accurate and actionable answers to strengthen medical decision-making for individuals and their families. Invitae's genetics experts apply a rigorous approach to data and research, serving as the foundation of their mission to bring comprehensive genetic information into mainstream medicine to improve healthcare for billions of people.
To learn more, visit invitae.com and follow for updates on Twitter, Instagram, Facebook and LinkedIn @Invitae.
Safe Harbor Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the company's strategic objectives and anticipated outcomes; the divestiture of its reproductive health business and its projected impact on the company's financial and operational performance. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: the availability of and need for capital; the ability to service the company's debt obligations; the successful execution and anticipated benefits of the divestiture and cost reduction strategies; potential unforeseen costs or challenges associated with these strategies; the risk that the disruption resulting from these activities may harm the company's business, market share or its relationship with customers or potential customers; the impact of inflation and the current economic environment on the company's business; and the other risks set forth in the reports filed by the company with the SEC, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2023. These forward-looking statements speak only as of the date hereof, and Invitae Corporation disclaims any obligation to update these forward-looking statements.
Invitae Contacts:
Investor Relations
Hoki Luk
ir@invitae.com
Public Relations

Amy Sands Hadsock
pr@invitae.com